Exhibit 10.5
SOMERA COMMUNICATIONS INC.
WAYNE HIGGINS EMPLOYMENT AGREEMENT
     This Agreement is entered into on May 30, 2006 and shall be effective as of June 1, 2006 (the “Effective Date”) by and between Somera Communications, Inc., a Delaware Corporation, (the “Company”), and Morris Wayne Higgins (“Executive”).
     1. Duties and Scope of Employment.
          (a) Positions and Duties. As of the Effective Date, Executive will serve as Chief Operating Officer of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, and shall initially report directly to the Chief Executive Officer. In the absence of the Chief Executive Officer, the Executive will report directly to the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” It is expressly understood that nothing in the foregoing shall preclude the Company from making any organizational and reporting changes it may deem necessary in it’s sole discretion, to most effectively operate the business of the Company.
          (b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Further, Executive shall perform such services and assume such duties and responsibilities customary or appropriate to the position of Chief Operating Officer (as is typical in growing technology companies of similar size to the Company), including those assigned to him from time to time by the Chief Executive Officer and the Board, acting at all times under the direction of the Chief Executive Officer, or in his absence, of the Board. Upon the prior approval of the Board, which approval shall not be unreasonably withheld, the Company agrees that during the Employment Period, Executive may serve as a member on no more than one (1) Board of Directors, so long as such relationship does not impede or impair Executive’s performance of Executive’s duties and responsibilities.
     2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time for any reason, with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

     3. Compensation.
          (a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $275,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.
          (b) Bonus. Executive shall be a participant in the Company’s 2006 Executive Bonus Plan or such equivalent successor plan (the “Incentive Plan”) as may be adopted by the Company and be eligible to earn an annual bonus of up to 36% of base salary ($100,000) to be paid against business plan performance at the operating income line, according to the terms of the Incentive Plan (See exhibit A). Payouts in excess of the terms of the Incentive Plan for over performance may be made at the discretion of the Board of Directors (“BOD”). In addition, if twelve (12) months following your date of hire you are still employed, you will be eligible to receive a one time, lump sum payment of 5% of the billed gross profit of all incremental business (based on current forecast) the Company secures (to a maximum of $125,000).
          (c) Stock Option. The Company shall recommend to the Company’s Board of Directors (the “Board”) that Executive be granted a new stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase 100,000 shares, (See Exhibit A, attached hereto), of the Company’s Common Stock at an exercise price equal to the price per share of the Company’s Common Stock as listed on the Nasdaq National Market on the date of grant as determined by the Board (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to 33-1/3% of the shares subject to the Option one year after the date of grant, and as to 1/36th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable three (3) years from the date of grant, subject to Executive’s continued service to the Company on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s 1999 Stock Option Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference. Following the initial stock grant, the executive shall be granted the option to purchase 25,000 shares annually, beginning with the next Corporate cycle of option grants.
     4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
     5. Vacation. Executive will be entitled to paid vacation of up to six weeks annually to be administered in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

     6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     7. Severance.
          (a) Involuntary Termination. If Executive’s employment with the Company terminates as a result of “Constructive Termination” (as defined herein) or other than voluntarily or for “Cause” (as defined herein), and Executive signs and does not revoke a standard release of claims with the Company, then subject to Section 10, Executive shall be entitled to receive (i) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Executive’s Base Salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (ii) an amount equal to the aggregate of the bonus amounts earned by and paid to Executive for the two (2) fiscal quarters prior to the date upon which Executive’s employment with the Company terminates (less applicable withholding taxes). In no event shall Executive be entitled to any bonus amounts under the Incentive Plan for the period in which Executive’s employment with the Company terminates. Additionally, the Company shall waive the cost for the Executive to continue Executive’s group medical coverage with the Company should Executive decide to exercise Executive’s right to do so in accordance with Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”). Such waiver of cost shall cease upon the earlier of six (6) months from the effective date of such coverage or the date in which the Executive obtains equivalent coverage elsewhere.
          (b) Voluntary Termination; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive or for “Cause” by the Company, then (i) all vesting of the Option will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.
          (c) Change of Control. If within one (1) month of employment, (between June 1, 2006 and June 30, 2006) there is a “Change of Control” (as defined below), then 25% of the stock options granted in section 3(c) shall vest and become exercisable after the Change of Control has been consummated. If between two (2) and five (5) months of employment, (between July 1, 2006 and September 30, 2006) there is a “Change of Control” (as defined below), then 50% of the stock options granted in section 3(c) shall vest and become exercisable after the Change of Control has been consummated. If after more than five (5) months of employment, (on or after October 1, 2006) there is a “Change of Control” (as defined below), then 100% of the stock options granted in section 3(c) shall vest and become exercisable after the Change of Control has been consummated.
          (d) Additional Options. Additional Options will be subject to the terms, definitions and provisions of the Option Plan and the respective Option Agreements.

     8. Definitions.
          (a) Cause. For purposes of this Agreement, “Cause” is defined as: (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, which shall include, but is not limited to, fraud, theft, embezzlement, breach of the Company’s Code of Conduct and Conflicts of Interest policy on the part of the Executive and any material breach of the Executive’s responsibilities as an employee or (iv) Executive’s continued substantial violations of Executive’s employment duties after Executive has received (1) a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties, (2) a reasonable time to cure.
          (b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.
          (c) Constructive Termination. For purposes of this Agreement, “Constructive Termination” is defined as the resignation of Executive within sixty (60) days following: (i) a material reduction in Executive’s Base Salary, (ii) a material reduction in Executive’s authority or duties, or (iii) the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s then present location and then present residence, without Executive’s written consent.
     9. Confidential Information. Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment in the new position of Chief Operating Officer hereunder.

     10. Conditional Nature of Severance Payments.
          (a) Non-compete. Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the six (6) months following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company in the United States, Canada, Asia, Middle East, Europe or South America. Upon any breach of this section, all severance payments pursuant to this Agreement shall immediately cease.
          (b) Non-Solicitation. Until the date twelve (12) months after the termination of Executive’s employment with the Company for any reason, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.
          (c) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
     11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
     12. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Somera Communications, Inc.
301 S. Northpoint Drive
Coppell, TX 75019
Attention: VP Human Resources
If to Executive:
at the last residential address known by the Company.
     13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
     14. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration as provided in the Arbitration Agreement between the Company and the Executive which is incorporated by reference herein.
     15. Integration. This Agreement, together with the Option Plan, Option Agreement, the Arbitration Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, by and between the Company and Executive. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
     16. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     17. Governing Law. This Agreement will be governed by the laws of the State of Texas.
     18. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

SOMERA COMMUNICATIONS, INC.

By:	/s/ Chuck Levine	Date: May 30, 2006

Name:	Chuck Levine
Title:	Chairperson HR Committee, Board of Directors

By:	/s/ Lynda Starnes	Date: May 30, 2006

Name:	Lynda Starnes
Title:	Vice President, Human Resources

EXECUTIVE:

/s/ M. Wayne Higgins		Date: May 30, 2006

M. Wayne Higgins